                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             FORTUNE BRANDS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                     FORTUNE
                                       BRANDS

                            1700 East Putnam Avenue

                        Old Greenwich, Connecticut 06870

                                                                  March 13, 1998

Dear Stockholder:

  The 1998 Annual Meeting of Stockholders will be held at 2:00 p.m. on Tuesday, April 28, 1998, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut. The sole purpose of the meeting is to consider the business described in the following notice of meeting and proxy statement.

  It is important to ensure that your shares be represented at the meeting whether or not you personally plan to attend. We urge you to promptly complete, date and return your proxy in the enclosed postpaid return envelope provided for that purpose.

                                   Sincerely yours,
                                   LOGO

                                   Thomas C. Hays
                                   Chairman of the Board
                                    and Chief Executive Officer

                           LOGO FORTUNE BRANDS, INC.

                               NOTICE OF MEETING

                                                                  March 13, 1998

  The Annual Meeting of Stockholders of Fortune Brands, Inc. will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, at 2 o'clock in the afternoon (Eastern Daylight Time) on Tuesday, April 28, 1998, for the following purposes:

    Item 1: The election of four directors for a term expiring at the 2001 Annual Meeting or until their successors have been elected and qualified (see pages 1 to 19 of the Proxy Statement);

    Item 2: The election of Coopers & Lybrand L.L.P. as independent accountants of the Company for the year 1998 (see page 19 of the Proxy Statement); and

    Item 3: If presented, a stockholder proposal requesting the elimination of election of directors by classes, expected to be made by one stockholder (see pages 19 to 21 of the Proxy Statement);

    and to transact such other business as may properly come before the meeting or any adjournment thereof.

  The stock transfer books will not be closed, but holders of Common Stock and $2.67 Convertible Preferred Stock, to be entitled to vote, must be holders of record at the close of business on February 27, 1998.

                                          /s/ Louis F. Fernous, Jr.

                                          Louis F. Fernous, Jr.
                                          Vice President and
                                           Secretary

                           LOGO FORTUNE BRANDS, INC.

                                PROXY STATEMENT

                                 INTRODUCTION

  The principal executive offices of Fortune Brands, Inc. (the "Company" or "Fortune Brands") are located at 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870. This Proxy Statement and accompanying proxy are first being sent or given to stockholders on or about March 13, 1998.

                              VOTING AND PROXIES

  The accompanying proxy is solicited by the Board of Directors. It may be revoked at any time before being voted by written notice given to the secretary of the meeting or by the delivery of a later-dated proxy. Proxies properly executed, duly returned to the Company and not revoked will be voted for the election of directors (except to the extent that authority therefor is withheld) and on the other Items described in this Proxy Statement in accordance with the instructions in the proxy. The Board of Directors is not aware at the date hereof of any other matter proposed to be presented at this meeting, and does not believe that any matter may be properly presented other than the election of directors and Items 2 and 3. If any other matter is properly presented, the persons named in the enclosed form of proxy will have discretionary authority to vote thereon according to their best judgment. Presence at the meeting does not of itself revoke the proxy.

  The only securities of the Company entitled to be voted are shares of Common Stock and $2.67 Convertible Preferred Stock and only holders of record at the close of business on February 27, 1998 are entitled to vote. Holders of Common Stock are entitled to one vote per share and holders of $2.67 Convertible Preferred Stock are entitled to three-tenths of one vote per share. There were 172,431,648 shares of Common Stock and 364,192 shares of $2.67 Convertible Preferred Stock outstanding at February 27, 1998.

  The affirmative vote of shares representing a majority in voting power of the shares of the Company's Common Stock and $2.67 Convertible Preferred Stock, voted together as one class, present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, is necessary for the adoption of each of Items 2 and 3. The election of directors, Item 1, will be by a plurality of votes cast. Proxies marked as abstentions, or to withhold a vote from a nominee as a director in the case of the election of directors, will have the effect of a negative vote. Broker non-votes (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise his discretionary authority with respect thereto) will be considered as present at the meeting but not entitled to vote with respect to the particular matter and will therefore have no effect on the vote.

  As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and access thereto is limited to the independent Inspectors of Election and certain employees of the Company who must acknowledge their responsibility to comply with such policy.

ITEM 1

                             ELECTION OF DIRECTORS

  The Board of Directors currently consists of 12 members. The Company's Certificate of Incorporation provides for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, four nominees for director are to be elected as Class III directors. The nominees are Mr. John T. Ludes, Mrs. Anne M. Tatlock, Mr. John W. Thompson and Mr. Peter M. Wilson. The four Class I and four Class II directors have one year and two years, respectively, remaining on their terms of office. If no contrary indication is made, proxies in the accompanying form are to be voted for such nominees or, in the event any such nominee is not a candidate or is unable to serve as a director at the time of the election (which is not now expected), for any nominee who shall be designated by the Board of Directors to fill such vacancy, unless the Board of Directors shall determine to reduce the number of directors pursuant to the By-laws. All nominees are members of the present Board of Directors. All nominees and all current Class I and Class II directors were elected by the stockholders, except that Mrs. Anne M. Tatlock was elected by the Board of Directors as a Class III director effective February 27, 1996 and Mr. John W. Thompson was elected by the Board of Directors as a Class III director effective November 19, 1996.

  There are set forth below opposite the names of the nominees and Class I and Class II directors their present positions and offices with the Company and their principal occupations during the past five years, their ages and the year first elected a director of the Company.

                         PRESENT POSITIONS AND OFFICES                YEAR FIRST
                         WITH THE COMPANY AND PRINCIPAL                ELECTED
      NAME           OCCUPATIONS DURING THE PAST FIVE YEARS       AGE  DIRECTOR
      ----           --------------------------------------       --- ----------
              NOMINEES FOR DIRECTOR--CLASS III--TERM EXPIRING 2001

                President and Chief Operating Officer of           61    1995
                Fortune Brands, Inc. since 1995; Group Vice
   PHOTO        President of Fortune Brands, Inc. and President
                and Chief Executive Officer of Acushnet Company
                (golf products), a subsidiary of Fortune
                Brands, Inc., prior thereto
 John T. Ludes*
                President, Fiduciary Trust Company                 58    1996
                International (global investment management
                services) since 1994; Executive Vice President
   PHOTO        and Director, Institutional Equity Department,
                Fiduciary Trust Company International prior
                thereto
 Anne M. Tatlock

                General Manager--IBM North America,                48    1996
                International Business Machines Corporation
                ("IBM"), since 1997; General Manager, Personal
                Software Products Division of IBM from 1995 to
   PHOTO        1996; Corporate Vice President and General
                Manager, Marketing--U.S. of IBM from 1993 to
                1994; Area General Manager--Midwest of IBM
                prior thereto
 John W. Thompson

                              PRESENT POSITIONS AND OFFICES            YEAR FIRST
                             WITH THE COMPANY AND PRINCIPAL             ELECTED
          NAME           OCCUPATIONS DURING THE PAST FIVE YEARS    AGE  DIRECTOR
          ----           --------------------------------------    --- ----------
 LOGO                   Chairman and Chief Executive of Gallaher    56    1994
                        Group Plc since 1997 and Chairman and
                        Chief Executive of Gallaher Limited
                        (tobacco products), a former subsidiary
                        of Fortune Brands, Inc., since 1994;
                        Deputy Chairman of Gallaher Limited
                        prior thereto
Peter M. Wilson
                      CLASS I DIRECTORS--TERM EXPIRING 1999
 LOGO                   Chairman of the Board and Chief             62    1981
                        Executive Officer of Fortune Brands,
                        Inc. since 1995; President and Chief
                        Operating Officer of Fortune Brands,
                        Inc. prior thereto
Thomas C. Hays*
 LOGO                   President and Chief Executive Officer of    63    1991
                        Northside Hospital, Inc.
Sidney Kirschner
 LOGO                   President and Chief Executive Officer of    63    1990
                        AMSTED Industries Incorporated (products
                        for the railroad, construction and
                        building markets)
 Gordon R. Lohman*
 LOGO                   Retired since 1995; Vice Chair of           67    1985
                        Southern Methodist University prior
                        thereto
Charles H. Pistor, Jr.

                              PRESENT POSITIONS AND OFFICES            YEAR FIRST
                              WITH THE COMPANY AND PRINCIPAL            ELECTED
         NAME             OCCUPATIONS DURING THE PAST FIVE YEARS   AGE  DIRECTOR
         ----             --------------------------------------   --- ----------
                    CLASS II DIRECTORS--TERM EXPIRING 2000

       PHOTO             Partner, Anderson Kill & Olick, P.C.       70    1980
                         (law firm)
  Eugene R. Anderson*

       PHOTO             President, Pace University                 62    1991
   Patricia O. Ewers

                         Retired since 1996; Chairman of Olin       65    1989
                         Corporation (chemical, metal and
                         defense-related products) during 1996;
                         Chairman and Chief Executive Officer of
                         Olin Corporation from 1994 to 1995;
       PHOTO             Chairman, President and Chief Executive
                         Officer of Olin Corporation prior
                         thereto
 John W. Johnstone, Jr.*

                         Retired since 1991; Chairman and Chief     71    1988
       PHOTO             Executive Officer of Illinois Power
                         Company prior thereto
   Wendell J. Kelley

--------
* Member of Executive Committee of the Board of Directors. Mr. Ludes also served on the Board of Directors from 1987 to 1990.

  Seven meetings of the Board of Directors were held during the Company's last fiscal year. Each director of the Company attended at least 75% of the aggregate of (i) all meetings of the Board of Directors and (ii) all meetings of committees of the Board of Directors of which the director was a member, during the periods that the director served during the Company's last fiscal year except for Mr. Anderson. In addition to participation at Board and committee meetings, the Company's directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact, with the Chairman and others regarding matters of interest and concern to the Company.

  In addition to the Executive Committee, the Board of Directors has an Audit Committee, a Compensation and Stock Option Committee and a Nominating and Corporate Governance Committee. The Audit Committee is composed of Messrs. Anderson, Pistor, Thompson and Mrs. Tatlock. Its functions include recommending annually to the Board of Directors a firm of independent accountants to audit the Company's financial statements and the scope of such firm's audit, reviewing reports and recommendations of the Company's independent accountants, reviewing the scope of all internal audits and reports and recommendations in connection therewith and reviewing nonaudit services provided by the Company's principal independent accountants. It held six meetings during the Company's last fiscal year. The Compensation and Stock Option Committee is composed of Messrs. Johnstone, Kirschner, Lohman and Dr. Ewers. It administers the Company's Stock Option Plans and 1990 Long-Term Incentive Plan, and its functions include the designation of key employees to whom stock options, performance awards and other stock-based awards may be granted, and, within specified limits, the number of shares that may be granted to any such key employee. Its functions also include setting compensation for officers employed by the Company and holding the office of Vice President or a more senior office and the determination of the award to such persons of incentive compensation under the Annual Executive Incentive Compensation Plan of the Company. It held five meetings during the Company's last fiscal year. The Nominating and Corporate Governance Committee is composed of Messrs. Anderson, Johnstone, Lohman and Pistor. Its functions include recommending persons for nomination for election as members of the Board of Directors, recommending directors for membership on the Audit Committee, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee, recommending directors and executive officers for membership on other committees established by the Board of Directors, recommending to the Board of Directors compensation arrangements for nonmanagement directors and recommending to the Board of Directors policies and practices designed to foster an effective corporate governance environment within the Company. The Nominating and Corporate Governance Committee held three meetings during the last fiscal year. Stockholders wishing to recommend persons for consideration by the Nominating and Corporate Governance Committee as nominees for election to the Board of Directors can do so by writing to the Secretary of the Company at 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870, giving each such person's name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the person recommended of his consent to be named as a nominee and, if nominated and elected, to serve as a director. The Company's Certificate of Incorporation also contains a procedure for stockholder nomination of directors.

  Mr. Hays is a director of Gallaher Group Plc and ACNielsen Corporation; Mr. Johnstone is a director of Olin Corporation, Phoenix Home Life Insurance Company and McDermott International Inc.; Mr. Kirschner is a director of Superior Surgical Mfg. Co., Inc.; Mr. Lohman is a director of Ameren Corporation; Mr. Ludes is a director of New England Zenith Fund; Mr. Pistor is a director of AMR Corporation, Centex Corporation, Oryx Energy Company and Zale Corporation; Mrs. Tatlock is a director of American General Corporation; and Mr. Thompson is a director of Northern Indiana Public Service Company.

  For information with respect to the beneficial ownership of securities of the Company by directors and executive officers, see "Certain Information Regarding Security Holdings" on pages 21 and 22.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Each director and officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") is required to report to the SEC by a specified date his or her beneficial ownership of or transactions in the Company's securities. Reports received by the Company indicate that all such directors and officers have filed all requisite reports with the SEC on a timely basis during or with respect to 1997.

                             EXECUTIVE COMPENSATION

  There is set forth in the following table a summary of all compensation paid to, or earned by, the five most highly compensated executive officers during each of the Company's last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                               --------------------------------- ---------------------------------
                                                                    AWARDS    PAYOUTS
                                                                 ------------ -------
                                                                  SECURITIES
                                                    OTHER ANNUAL  UNDERLYING   LTIP    ALL OTHER
        NAME AND                                    COMPENSATION OPTIONS/SARS PAYOUT  COMPENSATION
   PRINCIPAL POSITION     YEAR SALARY ($) BONUS ($)    ($)(1)        (#)      ($)(2)     ($)(3)
   ------------------     ---- ---------- --------- ------------ ------------ ------- ------------
THOMAS C. HAYS..........  1997  975,000   1,068,100   979,942      107,000    798,076    90,877
 Chairman of the Board    1996  940,500     823,953   602,594       93,000    427,380   190,578
 and Chief Executive      1995  900,000     812,341   219,289       93,000    379,440   229,679
 Officer
JOHN T. LUDES...........  1997  625,000     524,900   439,229       56,500    368,322    54,285
 President and Chief      1996  575,000     414,300   333,729       50,000    171,004   106,878
 Operating Officer        1995  500,000     408,600   189,082       50,000    151,823   171,187
GILBERT L. KLEMANN, II..  1997  435,000     272,800    85,628       38,200    208,715    36,255
 Executive Vice           1996  414,400     230,000    74,308       28,100    171,004    54,755
 President--Strategic     1995  396,600     225,600    96,409       28,100    143,048    96,777
 and Legal Affairs
ROBERT J. RUKEYSER......  1997  385,000     228,000   109,088       27,500    208,715    32,127
 Senior Vice President--  1996  370,800     194,300    38,900       25,000    171,004    49,056
 Corporate Affairs        1995  354,800     197,400    85,809       25,000    151,823    82,302
STEVEN C. MENDENHALL....  1997  358,700     213,200    77,033       24,000    165,751    30,205
 Senior Vice President    1996  344,900     180,700    32,487       20,900    128,319    45,738
 and Chief                1995  330,000     181,500    39,136       20,900    113,925    79,289
 Administrative Officer

--------
(1) At the 1993 Annual Meeting, stockholders approved Company contributions to trusts established by executives in order to fund supplemental retirement and profit-sharing benefits under the Company's Supplemental Plan on a current basis. The executive is taxed on the contribution when made and the earnings on the trust, but the Company provides the executive with an additional amount to pay the taxes. The amounts distributed to the executive at retirement, however, are not subject to tax and therefore the Company contributes to the trusts only the present value of the executive's after-tax benefit instead of being required to provide the executive's pre-tax benefit upon retirement. The amounts set forth in the "Other Annual Compensation" column include the amounts paid to the executive for reimbursement of taxes as follows:

                                                       1997     1996     1995
                                                     -------- -------- --------
      Thomas C. Hays................................ $935,062 $522,168 $201,469
      John T. Ludes.................................  421,266  294,839  181,951
      Gilbert L. Klemann, II........................   67,665   49,492   89,278
      Robert J. Rukeyser............................   91,125   38,900   78,678
      Steven C. Mendenhall..........................   63,558   32,487   33,936

  The remaining amounts in the "Other Annual Compensation" column are cash dividend equivalents on performance share awards.

(2) The LTIP Payout is the value of performance share payment for the performance period ended in the year reported.

(3) These amounts include Company contributions to the tax qualified Defined Contribution Plan of the Company and supplemental profit-sharing amounts under the Company's Supplemental Plan as described below.

  Company contributions to the tax qualified Defined Contribution Plan of the Company for 1997 were $11,929 for each of Messrs. Hays, Ludes, Klemann, Rukeyser and Mendenhall.

  The Supplemental Plan provides for those amounts that would have been contributed under the Company's tax qualified Defined Contribution Plan but for certain Internal Revenue Code limitations. Supplemental profit-sharing amounts credited under the Company's Supplemental Plan for 1997 were:
  $78,948 for Mr. Hays; $42,356 for Mr. Ludes; $24,326 for Mr. Klemann; $20,198 for Mr. Rukeyser; and $18,276 for Mr. Mendenhall.

  In order to fund the Company's obligations to provide supplemental profit-sharing benefits under the Company's Supplemental Plan as described above, the Company made contributions under the trust funding arrangements approved by stockholders at the 1993 Annual Meeting. The following contributions to the trusts are not listed in the "All Other Compensation" column for 1997 as they were made to fund the supplemental profit-sharing liabilities already disclosed in the "All Other Compensation" column:
  $71,873 for Mr. Hays; $37,380 for Mr. Ludes; $21,972 for Mr. Klemann; $18,753 for Mr. Rukeyser; and $16,878 for Mr. Mendenhall.

  The Company made additional contributions in 1997 to the trusts to fund its obligations for supplemental retirement benefits under the Company's Supplemental Plan to Messrs. Hays, Ludes, Klemann, Rukeyser and Mendenhall. See the Pension Plan Table on page 10 for a description of the amount of these supplemental retirement benefits.

  The Company provides a split-dollar life insurance program for certain executive officers. The death benefits payable on behalf of the executives under the split-dollar life insurance program, and the amount of premiums contributed by the executives, are the same as under the group term life insurance program which is available to all other salaried employees. All insurance proceeds from the split-dollar life insurance program in excess of each executive's death benefit are payable to the Company, and the program is designed for the Company to recover at least its aggregate premium cost. The Company elected to prepay its share of the full premiums for the policies covering the five executives identified above in two annual installments in 1994 (the year the split-dollar insurance program was established) and 1995. Additional split-dollar life insurance was obtained in 1995 for Messrs. Hays and Ludes in order to provide for the increased death benefit attributable to their 1995 salary increases with the premiums for this increased insurance payable in two annual installments in 1995 and 1996. The amounts set forth in the "All Other Compensation" column for years in which premiums were paid include the dollar value of insurance premiums paid by the Company for split-dollar insurance as reduced by the projected refund to the Company on the maturity of the policy calculated on an actuarial basis. The Company paid no premiums in 1997 for split-dollar insurance coverage for the five executives identified above and no amounts have been included as compensation for 1997 in the foregoing table in respect of the split-dollar insurance program.

  The following table provides information on grants of stock options made in 1997:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS
                          -----------------------------------------
                            NUMBER OF
                           SECURITIES     % OF TOTAL
                           UNDERLYING   OPTIONS GRANTED EXERCISE OR             GRANT DATE
                             OPTIONS    TO EMPLOYEES IN BASE PRICE  EXPIRATION   PRESENT
NAME                      GRANTED(#)(1)   FISCAL YEAR     ($/SH)     DATE(2)   VALUE ($)(3)
----                      ------------- --------------- ----------- ---------- ------------
THOMAS C. HAYS..........     107,000          5.7         35.625     11/17/07    816,196
JOHN T. LUDES...........      56,500          3.0         35.625     11/17/07    430,982
GILBERT L. KLEMANN, II..      38,200          2.0         35.625     11/17/07    291,390
ROBERT J. RUKEYSER......      27,500          1.5         35.625     11/17/07    209,770
STEVEN C. MENDENHALL....      24,000          1.3         35.625     11/17/07    183,072

--------
(1) All options are for shares of Common Stock of the Company. No stock appreciation rights ("SARs") were granted during 1997. Options are generally not exercisable until the expiration of one year from the date of grant.
(2) The 1990 Long-Term Incentive Plan, as amended, further provides that each option shall have a limited right ("Limited Right") which generally is exercised automatically on the date of change in control of the Company. The Limited Right generally entitles the holder of the option to receive cash equal to the number of shares subject to the option multiplied by the difference between the exercise price per share and (i) the fair market value of such shares at the date of exercise of the Limited Right if the option is an incentive stock option and (ii) if the option is a nonqualified stock option, the greater of (a) the highest price per share paid for shares of Common Stock of the Company acquired in the change in control and (b) the highest fair market value of shares of Common Stock during a specified period prior to the time of exercise. The option is cancelled to the extent of the exercise of the Limited Right.
(3) Grant Date Present Value is determined using the Black-Scholes option pricing model based on the following assumptions: (a) an expected option term of four and a half years which reflects a reduction of the actual ten year term of an option based on historical data regarding the average length of time an optionee holds the option before exercising; (b) a risk-free rate of return of 5.8%, the rate of a five year U.S. Treasury Zero Coupon Bond corresponding to the expected option term; (c) stock price volatility of 20.9% based on weekly high-low stock market quotations for the period June 2, 1997 to November 14, 1997 preceding the date of grant; and (d) a yield of 2.6% based on the annual dividend rate of $0.84 per share at date of grant. The Grant Date Present Values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, to be realized by an optionee will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

  The following table provides information concerning exercise of stock options, alone or in tandem with SARs, made during 1997 by each of the five most highly compensated executive officers:

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                         NUMBER OF       VALUE OF UNEXERCISED
                                                   SECURITIES UNDERLYING     IN-THE-MONEY
                            SHARES                 UNEXERCISED OPTIONS/      OPTIONS/SARS
                          ACQUIRED ON               SARS AT FY-END (#)      AT FY-END ($)
                           EXERCISE      VALUE         EXERCISABLE/          EXERCISABLE/
NAME                        (#)(1)    REALIZED ($)     UNEXERCISABLE        UNEXERCISABLE
----                      ----------- ------------ --------------------- --------------------
THOMAS C. HAYS..........    110,718    1,791,133      827,503/107,000     9,243,614/153,813
JOHN T. LUDES...........     12,190      333,472      505,854/ 56,500     6,218,537/ 81,219
GILBERT L. KLEMANN, II..        -0-          -0-      307,058/ 38,200     3,422,346/ 54,913
ROBERT J. RUKEYSER......     14,000      428,851      393,614/ 27,500     5,046,956/ 39,531
STEVEN C. MENDENHALL....     61,500    1,258,514      157,348/ 24,000     1,662,269/ 34,500

--------
(1) SARs permit an optionee, upon exercise of such rights and surrender of the related option or part thereof, to receive a payment equal to the excess of the fair market value (at the time of exercise) of the shares covered by such option or part thereof so surrendered over the option price of such shares. Such payment may be made in Common Stock of the Company (valued on the basis of the fair market value of Common Stock at the time of exercise), in cash, or partly in cash and partly in Common Stock of the Company, as the Compensation and Stock Option Committee may determine. There are no SARs outstanding for any of the named officers.

  The following table provides information concerning long-term compensation awards made during 1997 to the five most highly compensated executive officers:

              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR
                          PERFORMANCE PERIOD 1998-2000

                                                             ESTIMATED FUTURE PAYOUTS
                                                                 UNDER NON-STOCK
                                              PERFORMANCE       PRICE-BASED PLANS
                          NUMBER OF SHARES, OR OTHER PERIOD  ------------------------
                           UNITS OR OTHER   UNTIL MATURATION THRESHOLD TARGET MAXIMUM
NAME                        RIGHTS (#)(1)      OR PAYOUT        (#)     (#)     (#)
----                      ----------------- ---------------- --------- ------ -------
THOMAS C. HAYS..........       23,300            3 yrs        11,650   23,300 34,950
JOHN T. LUDES...........       12,500            3 yrs         6,250   12,500 18,750
GILBERT L. KLEMANN, II..        8,400            3 yrs         4,200    8,400 12,600
ROBERT J. RUKEYSER......        5,900            3 yrs         2,950    5,900  8,850
STEVEN C. MENDENHALL....        5,300            3 yrs         2,650    5,300  7,950

--------
(1) Performance share awards were granted for the January 1, 1998-December 31, 2000 performance period. These figures represent the number of shares that will be awarded upon attainment of the average consolidated return on equity and cumulative increase in earnings per share targets for the performance period 1998-2000.

  The number of shares of Common Stock to be delivered for the performance period 1998-2000 is based on the level of achievement of specified operating goals of the Company and its consolidated subsidiaries during the performance period. The target number of shares will be earned if 100% of the targeted average consolidated return on equity and cumulative basic earnings per share are achieved and an additional amount of shares will be paid if the targeted goals are exceeded, but the maximum number of shares paid will not exceed 150% of the target amount. The threshold amount will be earned at the achievement of 90% of the targeted average consolidated return on equity and cumulative basic earnings per share. In addition, cash dividend equivalents will be paid, but only to the extent that the performance goals are achieved.

RETIREMENT PLANS

  The following table sets forth the highest estimated annual retirement benefits payable to persons in the specified compensation and years of service classifications upon retirement at normal retirement date, assuming election of an annuity for the life of the employee only, under the plans of the Company under which executive officers of the Company would be entitled to benefits:

                              PENSION PLAN TABLE

                        ESTIMATED ANNUAL RETIREMENT BENEFITS
                    FOR REPRESENTATIVE YEARS OF CREDITED SERVICE
              ---------------------------------------------------------
REMUNERATION     10       15       20       25        30         35
------------  -------- -------- -------- -------- ---------- ----------
$  500,000    $ 75,000 $112,500 $150,000 $187,500 $  225,000 $  262,500
   600,000      90,000  135,000  180,000  225,000    270,000    315,000
   700,000     105,000  157,500  210,000  262,500    315,000    367,500
   800,000     120,000  180,000  240,000  300,000    360,000    420,000
   900,000     135,000  202,500  270,000  337,500    405,000    472,500
 1,000,000     150,000  225,000  300,000  375,000    450,000    525,000
 1,100,000     165,000  247,500  330,000  412,500    495,000    577,500
 1,200,000     180,000  270,000  360,000  450,000    540,000    630,000
 1,300,000     195,000  292,500  390,000  487,500    585,000    682,500
 1,400,000     210,000  315,000  420,000  525,000    630,000    735,000
 1,600,000     240,000  360,000  480,000  600,000    720,000    840,000
 1,800,000     270,000  405,000  540,000  675,000    810,000    945,000
 2,000,000     300,000  450,000  600,000  750,000    900,000  1,050,000
 2,200,000     330,000  495,000  660,000  825,000    990,000  1,155,000
 2,400,000     360,000  540,000  720,000  900,000  1,080,000  1,260,000

  The estimated annual retirement benefits set forth in the preceding table include any offset for Social Security benefits.

  The compensation covered by the plans under which executive officers are to receive retirement benefits includes essentially compensation that would fall under the categories of "Salary" and "Bonus" in the Summary Compensation Table shown above on page 6 averaged over the five highest consecutive years. The years of service of Messrs. Hays, Ludes, Rukeyser and Mendenhall are 33, 19, 16 and 20, respectively. Mr. Klemann, who joined the Company's employ in 1991, has a special retirement arrangement which credits him with service since 1976 in order to recognize that he devoted full time to the legal affairs of the Company from 1976 through 1990 while with the Company's outside law firm.

  Executive officers employed by the Company will accrue all benefits after 1995 under the Supplemental Plan rather than the Company's tax qualified Retirement Plan. Under the Supplemental Plan, persons employed by the Company holding the office of Vice President or a more senior office with the Company will each receive an annual benefit equal to 52 1/2% of his average compensation during the five highest-paid consecutive calendar years of employment, provided he continues in employment until the earlier of normal retirement age of 65 or completion of 35 years of service. This 52 1/2% benefit is the same as the benefit in the 35 year column of the Pension Plan Table set forth above. The benefit is reduced by 1 1/2% of such average compensation for each year that such officer retires prior to age 65 unless he has completed 35 years of service. The benefit is also reduced by benefits under the Company's Retirement Plan, the retirement plans of subsidiaries of the Company and of any prior employer. This supplemental retirement benefit covers Messrs. Hays, Ludes, Klemann, Rukeyser and Mendenhall, except that the Company has an agreement with Mr. Hays pursuant to which his benefit is determined based on his average compensation during the three highest-paid consecutive calendar years of employment rather than five. The Pension Plan Table includes these Supplemental Plan benefits.

  The Supplemental Plan also provides supplemental benefits in an amount equal to the difference between the benefits payable under the Retirement Plan and the amount that would be payable under the Company's tax qualified Retirement Plan formula in excess of the Internal Revenue Code limitation on maximum annual benefits payable from tax qualified retirement plans (currently the lesser of $130,000 and the employee's average compensation during his three highest-paid consecutive years of employment). The Supplemental Plan also provides for payments of any amount by which the Retirement Plan benefit is reduced because of the limitation contained in the Internal Revenue Code on the combination of the benefits payable thereunder and additions to the Company's tax qualified Defined Contribution Plan. The Internal Revenue Code also provides that benefits under tax qualified plans cannot be based on compensation in excess of a certain limit (currently $160,000). The Supplemental Plan provides the difference between the amount paid under the Retirement Plan and the amount that would have been paid thereunder if the $160,000 limit on compensation were not included therein. In calculating retirement benefits, no credit is given for service in excess of 35 years.

  The Company's agreement with Mr. Hays also provides him with a supplemental annual retirement benefit of 52 1/2% of his average compensation during the three highest-paid consecutive calendar years of employment if Mr. Hays becomes disabled or dies prior to normal retirement date of age 65 or if the Company terminates his employment for reasons other than cause, or Mr. Hays terminates his employment for good reason (as defined in the agreement). For purposes of determining Mr. Hays' highest three-year average earnings, his compensation at the date of his termination of employment is deemed to continue until normal retirement date. This benefit to Mr. Hays is reduced by the amount paid to him under the Company's tax qualified Retirement Plan and Supplemental Plan and the retirement plans of any affiliate of the Company.

  As noted in Note (1) under the Summary Compensation Table on page 6, Messrs. Hays, Ludes, Klemann, Rukeyser and Mendenhall and certain other executive officers have established trusts to which the Company makes contributions to fund currently the Company's supplemental retirement and profit-sharing obligations. The Company also continues to maintain "rabbi" trusts with a bank for the purpose of paying its supplemental retirement and profit-sharing obligations that are not fully funded by the executives' trusts.

SEVERANCE AND EMPLOYMENT AGREEMENTS

  The Company has entered into agreements with Messrs. Hays, Ludes, Klemann, Rukeyser and Mendenhall to provide certain severance benefits for them in the event of their termination of employment following a change in control (as defined in the agreements) of the Company. Each agreement provides generally that if, subsequent to a change in control, the Company terminates the employment of the officer other than for disability or cause, or if the officer elects to terminate his employment for good reason, as provided in the agreement, the officer will then receive three years of base salary, three times the amounts for one year of his incentive compensation award and Defined Contribution Plan allocation (and the supplemental profit-sharing allocation under the Supplemental Plan), three additional years of service and earnings credit under the retirement plans and agreements of the Company and three additional years of coverage under the life, health, accident, disability and other employee plans of the Company, provided that if any such person is within three years of his normal retirement date, the multiplier of three is reduced for each category of payment to the number of years and portion thereof remaining prior to such date. Each agreement also provides for payment of an amount necessary to restore any benefit diminution under the agreement and the Company's 1986

Stock Option Plan and 1990 Long-Term Incentive Plan if the special excise tax imposed under Section 280G of the Internal Revenue Code is applicable. Assuming a change in control and a termination date of February 1, 1998, the amounts payable under such agreements would have been $4,847,010, $3,691,903, $2,352,914, $1,955,629 and $1,824,463 for Messrs. Hays, Ludes, Klemann,
Rukeyser and Mendenhall, respectively. The Company has established "rabbi" trusts with a bank for the purpose of paying these amounts. The foregoing amounts do not include the three additional years of service and earnings credit under retirement plans and agreements or the three additional years of coverage under life, health, accident, disability and other employee plans to which the foregoing persons would be entitled. Upon termination of employment following a change in control, the executive would also be entitled to retain his split-dollar life insurance policy in order to provide the death benefit with any insurance proceeds after death in excess of the death benefit to be returned to the Company. The amounts payable are reduced by any amounts payable under the agreements referred to in the succeeding paragraph providing severance benefits after termination of employment without regard to a change in control.

  The Company has also entered into agreements with Messrs. Hays, Ludes, Klemann, Rukeyser and Mendenhall to provide severance benefits without regard to a change in control if the Company terminates the employment of the officer for reasons other than for disability or cause. The Company will also provide the severance benefits to Mr. Hays if he terminates his employment for good reason as provided in the agreement. The severance agreements provide the same benefits as those described in the preceding paragraph for a termination of employment following a change in control except that the multiplier is two in the case of Messrs. Ludes, Klemann, Rukeyser and Mendenhall. Although the original multiplier for Mr. Hays was three, the multiplier is two and one-quarter as of February 1, 1998 as Mr. Hays had two and one-quarter years remaining as of that date until his normal retirement date. Assuming a termination of employment on February 1, 1998, the amounts payable under the severance agreements, which would represent the applicable multiple of base salary, bonus and Defined Contribution Plan allocation (and the supplemental profit-sharing allocation under the Company's Supplemental Plan), would have been $4,847,010, $2,461,269, $1,568,609, $1,303,753 and $1,216,309 for Messrs.
Hays, Ludes, Klemann, Rukeyser and Mendenhall, respectively. The foregoing amounts do not include the additional years of service and earnings credit under retirement plans and agreements or the additional years of coverage under life, health, accident, disability and other employee plans to which the foregoing persons would be entitled.

DIRECTOR COMPENSATION

  Each director who is not an officer or employee of the Company or one of its subsidiaries receives an annual fee of $35,000 for services as a director and an additional $15,000 for committee service for an aggregate cash fee of $50,000. Three non-employee directors each receive an additional $15,000 for service on the Executive Committee. The Company has agreements with Messrs. Anderson and Lohman to defer payment of the fees to which they are entitled as directors, including any fees for committee service. Interest on the deferred amounts is accrued quarterly based on the average quarterly treasury bill rate. During 1997, the Company also paid the cost of group life insurance coverage for directors who were not officers or employees of the Company in an amount not in excess of $3,000 for each director, except for Mr. Anderson, for whom the cost was $8,908, and Mr. Kelley, for whom the cost was $6,852. Directors who are not officers or employees of the Company are also covered under the Company's matching gift program whereby the Company will make a 200% match of gifts totaling up to $15,000 by the director to an eligible charitable or educational institution.

  Each director who is not an officer or employee of the Company or one of its subsidiaries is also paid 482 shares of Common Stock of the Company each year under the Company's Stock Plan for Non-employee Directors which was approved by the stockholders at the 1995 Annual Meeting. The Company has an agreement with Mr. Lohman to defer payment of these shares. While receipt of the shares is deferred, dividends that would have been paid with respect to such shares had receipt thereof not been deferred are also deferred and will accrue interest quarterly from the respective dates such dividends would have been paid at a rate equal to the average quarterly treasury bill rate. Directors who are not officers or employees of the Company or one of its subsidiaries are covered while on Company business by the business travel accident insurance policy which covers employees of the Company generally.

  Each director who is not an officer or employee of the Company or one of its subsidiaries and is first elected to the Board of Directors after April 30, 1997 is eligible to receive an annual grant of a nonqualified stock option to purchase 2,000 shares of Common Stock of the Company under the Non-Employee Director Stock Option Plan which was approved by stockholders at the 1997 Annual Meeting. Under the terms of the Non-Employee Director Stock Option Plan
(i) the option price per share is the fair market value at time of grant, (ii) the option does not become exercisable until the holder shall have remained a director of the Company for at least one year after the date of grant (except in the case of death or a change in control of the Company) and may generally be exercised for ten years from the date of grant and (iii) if the holder ceases to be a director other than by reason of death, disability or retirement after five or more years of service as a director, the option shall terminate and cease to be exercisable 30 days after such cessation of service except in the event of a change in control. Each option has a limited right which is generally exercised automatically on the date of a change in control of the Company. The limited right entitles the holder of the option to receive cash equal to the number of shares subject to the option multiplied by the difference between the exercise price per share and the greater of (i) the highest price per share paid for shares of Common Stock of the Company acquired in the change in control and (ii) the highest fair market value of shares of Common Stock of the Company during the 60-day period beginning on the date of the change in control. The option will be canceled to the extent of the exercise of the limited right.

  Each director who was elected to the Board of Directors prior to April 30, 1997 and is not an officer or employee of the Company or one of its subsidiaries who voluntarily retires or decides not to stand for reelection as a director will receive an annual retirement benefit equal to the annual director's fee (exclusive of fees for committee service and fees for service on boards of directors of subsidiaries) in effect at the time of retirement to be paid for the number of years equal to such director's full years of service. Such benefit is payable beginning in the year in which such director retires or attains age 65, whichever occurs later, and continues to be payable to the director's beneficiary in the event of the director's death until all such payments have been made. The benefit is also payable to the director's beneficiary if the director dies prior to retirement after having completed at least three years of service. The Non-Employee Director Stock Option Plan was adopted as a substitute for this retirement program. Non-employee directors who are first elected to the Board of Directors after April 30, 1997 are not eligible to receive the retirement benefit and previously elected non-employee directors have the choice to elect to continue to accrue retirement benefits or elect to cease to accrue such benefits and, in lieu of future accruals, to receive an annual option grant under the Non-Employee Director Stock Option Plan.

  Each director who is not an officer or employee of the Company is covered under the Company's charitable award program for non-employee directors. Under the program, the Company will make future contributions of up to $500,000 for each such director to charitable, educational or other qualified organizations designated by the director. The contribution would be made after the death of the director and the Company's obligation is funded by Company owned life insurance policies. Mr. Wilson does not participate in the charitable award program.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON EXECUTIVE
COMPENSATION

  The Company's executive compensation program assists the Company in attracting, motivating and retaining the executive resources that it needs in order to maximize its return to stockholders.

  Toward that end, the program provides:

    . competitive levels of salary and total compensation

    . annual incentive compensation that varies with the annual financial performance of the Company and its various operating companies as well as the attainment of individual goals established for each executive

    . long-term incentive compensation to reward long-term financial performance.

  The Company provides levels of total compensation for executive officers that are competitive with compensation for executives with comparable responsibilities in corporations of similar size. The competitive information is derived from a variety of sources, principally surveys conducted by Towers Perrin, the outside consultants of the Compensation and Stock Option Committee (the "Committee"), and Management Compensation Services, a division of Hewitt Associates, of compensation awarded by large, publicly-held corporations with median revenues in excess of $2 billion participating in the surveys (the "survey group"). Most of the companies in the survey group are in the S&P 500 and some are in the Peer Group index described on pages 18 and 19. The Committee relies on a broad array of companies for comparative analysis of executive compensation because the Committee believes that the Company's competitors for executive talent are more varied than the Peer Group chosen for comparing stockholder return in the Performance Graph on page 18.

  The Company's executive compensation program consists of three basic elements--base salaries, annual incentive bonuses and long-term incentives. The long-term incentive plans covering the Company's executive officers are designed to ensure that incentive compensation varies based on the profitability of the Company and its various operating companies and on the performance of the Company's Common Stock. In addition, these plans as well as the annual incentive bonus program provide the flexibility to reward executives based on their individual performance.

 Committee Responsibilities

  The Company's By-laws require that the salaries of officers employed by the Company and having the offices of Vice President and above be fixed by the Committee. The Committee also has the authority to select corporate performance measures for each year under the annual incentive bonus program which, if attained, will establish an incentive compensation fund for the year as well as to determine the allocation of the fund among the participants. In addition, the Committee grants awards to executive officers and certain other officers under the Company's 1990 Long-Term Incentive Plan, which as described below generally consisted in 1997 of stock options and performance share awards. The Committee also reviews the design of the Company's executive compensation programs, assesses their competitiveness and effectiveness and makes recommendations with respect to them.

  Each of the elements of the program is described in the report below, including a discussion of the specific actions taken by the Committee with respect to the Chief Executive Officer and the other executive officers for 1997.

 Base Salaries

  In determining salary adjustments for the Chief Executive Officer and other executive officers the Committee sought to maintain salary levels that are competitive with the survey group. The salary increase for the Chief Executive Officer for 1997 was 3.7%. This was somewhat below the 4.2% average salary increase for the survey group. The average salary increase for executive officers during 1997 was 4.3% which approximated the 4.2% average salary increase for the survey group. In addition, one executive officer who had been promoted received a promotional increase.

 Annual Incentive Bonuses

  The Company's Annual Executive Incentive Compensation Plan was approved by stockholders at the Annual Meeting last year. The Plan covers officers holding the office of Vice President and above. The Committee determined at the beginning of 1997 that an incentive bonus fund for the year be established of 2.5% of adjusted net income. Adjusted net income was defined as the Company's income from continuing operations, determined in accordance with generally accepted accounting principles, as reflected in the audited consolidated statement of income for 1997, but adjusted, net of income taxes, by the Company's independent accountants to (i) eliminate restructuring and other charges (including all related costs and expenses), (ii) include the results of operations for such year from businesses classified as "discontinued operations" prior to the disposition dates, and (iii) to the extent not adjusted pursuant to items (i) and (ii) above, eliminate gains or losses resulting from the sale or writedown of intangible assets, land or buildings, charges for impaired assets, investments in business units and securities resulting from the sale of business units.

  In order to allocate the incentive bonus fund among the executives, the Committee established a target level for the annual bonuses which was 50% of salary for executive officers except that the target levels for the Chief Executive Officer and the President and Chief Operating Officer were 85% and 70% of salary, respectively. The Committee also established a maximum dollar amount of bonus for each executive which was 150% of the target bonus. Individual bonuses are based 80% on Company financial performance and 20% on individual performance. The Committee has the authority to reduce but not to increase the incentive bonus award.

  Target award levels were assigned to the Chief Executive Officer and the other executive officers based on competitive practice and the target percentage level for executive officers was set at the median of the survey group. Based on pre-established earnings per share growth criteria, net income goals, personal objectives and the successful spin-off of the international tobacco business of the Company's former subsidiary, Gallaher Limited, the Committee determined that the payment to the Chief Executive Officer should be 129% of the target award and the payment to executive officers generally should be 121% of the target award. The total amount of the incentive bonuses paid to eligible officers for 1997 was 43% of the total authorized incentive fund.

 Long-Term Incentives

  Under the Company's 1990 Long-Term Incentive Plan, the Committee can grant to key employees of the Company and its subsidiaries a variety of long-term incentives, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards, dividend equivalents and other stock-based incentives. During 1997, the Committee granted incentive stock options and nonqualified stock options to executive officers of the Company. Performance share awards were also granted for the 1998-2000 performance period.

  The Committee intends that stock options and performance awards serve as a significant portion of the executives' total compensation package, and thus they are granted in consideration of present and anticipated performance, as well as past performance. Annual and long-term incentives make up the major portion of the total compensation of executive officers. Moreover, the stock options and performance awards offer the executive officers significant long-term incentives to increase their efforts on behalf of the Company and its subsidiaries, to focus managerial efforts on enhancing stockholder value and to align the interests of the executives with the stockholders. As indicated above, the Committee's compensation philosophy is to have long-term incentives that pay more for superior performance and less if performance does not achieve that level. The Committee, in making its determinations with respect to stock option and performance award grants to the individual senior executives was guided by the percentage of the individual's base salary that the estimated value of the stock options and performance award would comprise. The Committee sets the percentage of base salary that the long-term incentive would represent at a level based on a comparison to the value of long-term incentives awarded to similarly-compensated executives in the survey group, based on the outside consultants' survey of competitive practice regarding the percentage of base salary represented by long-term incentives. The Committee used an option pricing valuation method for purposes of making such comparison. The grants are designed so that stock options comprise 60% of the long-term incentive grant and performance awards comprise 40% thereof. These grants continue the Committee's practice of providing executive officers with annual long-term incentive grants that are at competitive levels as recommended by Towers Perrin, the Committee's outside consultants.

  In determining the level of grants for the executive officers, the Committee considered several factors in its subjective judgment without any of these factors being weighted greater than any other: first, that the Company and its subsidiaries comprised a large and diverse organization with over 100 operating subsidiaries in four highly competitive industries doing business on a worldwide basis; second, the complex task facing the executive officers in managing and furthering the performance, growth and prospects of such an organization; and third, the high level of performance and results achieved by the Company and its subsidiaries in recent years, particularly during a time when very competitive conditions have been adversely affecting principal markets in which many of the businesses operate, as well as the steps taken by the executive officers to enhance stockholder value.

  In November 1997 the Committee granted incentive and nonqualified stock options. The options have an exercise price of not less than fair market value of the stock on the date of grant. The options generally become exercisable one year from the date of grant, and expire 10 years from the date of grant. Benefits to an executive officer from stock options will be realized only in the event of an increase in the market value of the Company's Common Stock.

  The Committee also granted performance share awards for the 1998 to 2000 performance period which are contingent upon the achievement by the Company and its subsidiaries of specified average return on equity and cumulative basic earnings per share targets over the performance period 1998 to 2000. Performance share awards will not be paid unless at least 90% of the targeted consolidated return on equity and cumulative basic earnings per share are achieved. The target number of shares of the Company's Common Stock will be earned if 100% of the targeted consolidated return on equity and cumulative basic earnings per share are achieved and an additional amount of shares will be paid if the targeted goals are exceeded but the maximum number of shares paid will not exceed 150% of the target amount. The performance share award grant when aggregated with the stock option grant to the Chief Executive Officer and the other executive officers placed each of them at the 50th percentile of the survey group. In addition, the recipients of these performance awards will receive cash dividend equivalents at the time of payment of the performance shares equal to the cash dividends that would have been paid on the shares had the recipient owned the shares during the performance period.

  The Internal Revenue Code limits the allowable tax deduction that may be taken by the Company for compensation paid to the Chief Executive Officer and the four other highest paid executive officers required to be named in the Summary Compensation Table. The limit is $1 million per executive per year, provided that compensation payable solely on account of the attainment of performance goals is excluded from the limitation. It is the Committee's intent to qualify to the extent practicable the annual incentive bonus and stock options and performance awards under the 1990 Long-Term Incentive Plan as performance-based compensation in order that these elements of compensation may qualify for the exclusion from the $1 million limit.

                                     Compensation and Stock Option Committee

  The following directors were members of the Compensation and Stock Option Committee through September 30, 1997 and determined the 1997 salaries and incentive bonus targets for the Chief Executive Officer and the other executive officers.

                                          Gordon R. Lohman, Chairman
                                          Eugene R. Anderson
                                          John W. Johnstone, Jr.
                                          Sidney Kirschner
                                          Charles H. Pistor, Jr.

  The following directors have been members of the Compensation and Stock Option Committee since September 30, 1997 and determined the final payment of incentive bonus for 1997 as well as 1997 stock option grants and performance awards for the 1998-2000 performance period for the Chief Executive Officer and the other executive officers.

                                          Gordon R. Lohman, Chairman
                                          Patricia O. Ewers
                                          John W. Johnstone, Jr.
                                          Sidney Kirschner

                                                               February 23, 1998

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Thomas C. Hays, John T. Ludes, Robert L. Plancher and D.L. Bauerlein, Jr., who were executive officers of the Company during the latter part of 1996 and the early part of 1997, which is the period during which 1997 salaries and incentive bonus targets for executive officers of the Company were determined, served as members of the Board of Directors of Gallaher Limited, a former subsidiary of the Company, and participated in setting compensation for Mr. Peter M. Wilson, Chairman and Chief Executive of Gallaher Limited, who is a director of the Company and was also an executive officer of the Company during this period. Mr. Hays currently is a member of the Board of Directors of Gallaher Group Plc of which Mr. Wilson is currently Chairman and Chief Executive. None of these individuals is or was a member of the Compensation and Stock Option Committee of the Company.

                 FORTUNE BRANDS, INC. STOCK PRICE PERFORMANCE
                         (WITH DIVIDEND REINVESTMENT)

             FO    S&P 500 Index  1996 Peer Group Index*  1997 Peer Group Index*
12/31/92  $ 100          $ 100                   $ 100                   $ 100
12/31/93     87.1          110.1                   112.4                   111
12/31/94    104.1          111.5                    99.5                   104.3
12/31/95    129.7          153.4                   125                     126.3
12/31/96    151.2          188.7                   130                     138.5
12/31/97    184.1          251.6                   163.2                   174.5

* Excludes Fortune Brands, Inc.

 Peer Group Index

  The 1996 Peer Group was composed of publicly traded companies in industry segments corresponding to the Company's five core businesses during 1996: the Tobacco segment was composed of B.A.T Industries p.l.c.; the Distilled Spirits segment was composed of Brown-Forman Corporation, The Seagram Company, Ltd., Allied Domecq PLC, Grand Metropolitan PLC and Diageo PLC, formerly known as Guinness PLC; the Home Products segment was composed of Masco Corporation, The Black & Decker Corporation, Newell Co. and The Stanley Works; the Office Products segment was composed of Hunt Manufacturing Co., General Binding Corporation, Rubbermaid Incorporated and Avery Dennison Corporation; and the Golf and Leisure segment was composed of The Arnold Palmer Golf Company, formerly known as ProGroup, Inc., Salomon S.A. and Brunswick Corporation.

  The 1997 Peer Group is composed of publicly traded companies in industry segments corresponding to the Company's current four core businesses: the Tobacco segment has been deleted in its entirety due to the spin-off of the Company's international tobacco business conducted by Gallaher Limited in 1997; the Distilled Spirits segment is composed of Brown-Forman Corporation, The Seagram Company, Ltd., Allied Domecq PLC, Grand Metropolitan PLC and Diageo PLC, formerly known as Guinness PLC; the Home Products segment is composed of Masco Corporation, The Black & Decker Corporation, Newell Co. and The Stanley Works; the Office Products segment is composed of Hunt

Manufacturing Co., General Binding Corporation, Rubbermaid Incorporated and Avery Dennison Corporation; and the Golf and Leisure segment is composed of The Arnold Palmer Golf Company, formerly known as ProGroup, Inc., Brunswick Corporation, Salomon S.A. and Callaway Golf Company (Callaway Golf Company has been added because of its golf products business).

  Grand Metropolitan PLC ceased trading on December 16, 1997 when it was merged with Guinness PLC.

  The weighted average total return of each of the entire 1996 Peer Group and the entire 1997 Peer Group, for each year, is calculated as follows: (1) the total return of each Peer Group member is calculated by dividing the change in market value of a share of its common stock, assuming periodic dividend reinvestment, by the cumulative value of a share of its common stock at the beginning of the year (the total return for Grand Metropolitan PLC has been weighted in 1997 for actual trading days); (2) each Peer Group member's total return is then weighted within its industry segment based on its market capitalization at the beginning of the year, relative to the market capitalization of the entire segment, and the sum of such weighted returns results in a weighted average total return for that segment; and (3) each segment's weighted average total return is then weighted based on the percentage of sales, excluding excise taxes, of that segment of the Company for the year, as compared with total Company sales, excluding excise taxes, and the sum of such weighted returns results in a weighted average total return for the entire Peer Group.

  Each of the 1996 Peer Group Index and the 1997 Peer Group Index reflects the weighted average total return for the entire Peer Group calculated for the five year period from a base of 100.

  The Report of the Compensation and Stock Option Committee on Executive Compensation and the Fortune Brands, Inc. Stock Price Performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C of the Regulations of the SEC under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act.

ITEM 2

                      ELECTION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors recommends that the stockholders elect Coopers & Lybrand L.L.P. as independent accountants for the Company for the year 1998. In line with this recommendation the Board of Directors intends to introduce at the forthcoming Annual Meeting the following resolution (designated herein as Item 2):

    "RESOLVED, that Coopers & Lybrand L.L.P. be and they are hereby elected independent accountants for the Company for the year 1998."

  In accordance with the Company's practice, a member of Coopers & Lybrand L.L.P. will attend the Annual Meeting to make a statement if he desires to do so and to respond to any appropriate questions that may be asked by stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEM 2.

ITEM 3

                RESOLUTION REQUESTING ELIMINATION OF ELECTION OF
                              DIRECTORS BY CLASSES

  The Company is informed that John J. Gilbert, whose address is 29 East 64th Street, New York, New York 10021-7043, an owner of 400 shares of Common Stock and claiming an additional family interest of 667 shares, intends to introduce at the Annual Meeting the following resolution (designated herein as Item 3):

    "RESOLVED: That the stockholders of Fortune Brands, Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent election shall also be on an annual basis."

  The proponent has furnished the following statement setting forth the reasons advanced in support of the proposal:

  "Continued very strong support along the lines we suggest were shown at the last annual meeting when 45.36%, an increase over the previous year, 3,429 owners of 60,574,203 shares, were cast in favor of this proposal. The vote against included 7,507 unmarked proxies.

  "ARCO to its credit, voluntarily ended theirs stating that when a very high percentage (34.6%) desired it to be changed to an annual election it was reason enough for them to change it. Several other companies have also followed suit such as: Pacific Enterprises, Katy Industries, and Hanover Direct. Among the latest to end theirs is Ameritech, Occidental Petroleum, Time Warner and Fluor. Fortune Brands should follow their example. Also, in the merger of NYNEX into Bell Atlantic the annual election of directors, instead of the stagger system that NYNEX had, was adopted.

  "A few years ago my resolution on the subject was withdrawn when the Westinghouse directors agreed to end their stagger system. At the Lockheed-Martin merger the stagger system was ended and also at a special meeting of First Commerce Corporation in 1995. Further, Allegheny Power System tried to put in a stagger system, as well as take away cumulative voting, and the stockholders defeated it, showing stockholders are interested in their rights.

  "Because of the normal need to find new directors and because of environmental problems and the avalanche of derivative losses and many groups desiring to have directors who are qualified on the subjects, we think that ending the stagger system of electing directors and having cumulative voting is the answer.

  "Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder meeting. Thanks to AXA, the controlling French insurance company not wanting it, they now do not have a staggered board.

  "Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal affecting the company. Not having enough votes the meeting to get rid of the chairman had to be adjourned. Finally, at the adjourned meeting enough votes were counted to recall him.

  "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

BOARD OF DIRECTORS STATEMENT ON ITEM 3

  Under the Delaware Code, the State in which the Company is incorporated, the change contemplated by the proposal would require an amendment to the Company's Certificate of Incorporation which must first be approved by the Board of Directors and then submitted to a vote of the stockholders. A vote in favor of Item 3, therefore, would constitute a recommendation that the Board initiate this amendment. The Board of Directors does not believe, however, that such an amendment would be in the best interests of the Company or its stockholders.

  In 1986, the stockholders approved an amendment to the Company's Certificate of Incorporation to provide for the current division of the Board of Directors by class, with one class elected each year for a three-year term. Fully 86.9% of the votes cast with respect to that proposal were cast in its favor.

  The Board of Directors believes that a classified board enables the Company to establish long-term strategic plans for a reasonable period into the future and thereby provide for continuity of corporate policies. The Board also believes that flexibility is achieved by the election of one-third of the directors annually, while stability is retained because a majority of the directors at all times will have had prior experience in the management of the Company's business. In addition, the classified Board of Directors would preclude the immediate removal of all incumbent directors by a person seeking a change in control of the Company and thereby would benefit all of the Company's stockholders as the incumbent directors would then be in a position to act to protect the stockholders' value in the Company. Surveys of corporate board structures conducted by certain organizations independent of the Company have shown that more than half of the corporations included in the surveys maintain classified boards. For the foregoing reasons, the Board of Directors believes that the amendment contemplated by Item 3 is not in the best interests of the Company. Resolutions substantially similar to Item 3 were rejected by the stockholders at each Annual Meeting from 1989 through 1997.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST ITEM 3.

                CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

  The following tabulation sets forth information with respect to the beneficial ownership of equity securities of the Company by each nominee for director and other directors, each executive officer listed on page 6 and of such persons and other executive officers of the Company as a group (19 persons) at February 12, 1998. The information is based on information received by the Company from the nominees and other directors and executive officers, from the Corporate Employee Benefits Committee of the Company and from the Trustee of the Defined Contribution Plan of the Company.

                                                           AMOUNT AND NATURE OF
                                                           BENEFICIAL OWNERSHIP
      NAME                                                     (A)(B)(C)(D)
      ----                                                 --------------------
      Eugene R. Anderson..................................         10,082
      Patricia O. Ewers...................................          1,782
      Thomas C. Hays......................................        979,170
      John W. Johnstone, Jr...............................          2,482
      Wendell J. Kelley...................................          4,082
      Sidney Kirshner.....................................          2,382
      Gilbert L. Klemann, II..............................        319,555
      Gordon R. Lohman....................................          1,500
      John T. Ludes.......................................        557,711
      Steven C. Mendenhall................................        181,825
      Charles H. Pistor, Jr...............................          4,482
      Robert J. Rukeyser..................................        437,546
      Anne M. Tatlock.....................................          2,000
      John W. Thompson....................................          1,305
      Peter M. Wilson.....................................          2,140
      All of the above and other executive officers as a
       group
       (19 persons).......................................      3,069,012

--------
(a) No individual director or nominee for director or executive officer beneficially owns one percent or more of the outstanding equity securities of the Company. The percentage ownership of the outstanding equity securities by the nominees and other directors and all executive officers as a group was 1.8% at February 12, 1998.
(b) To the best of the Company's knowledge, each nominee and Class I and Class II director and executive officer who is not a director has sole voting and investment power with respect to shares shown after his name above, other than with respect to the shares listed in Note (d) below that may be acquired upon exercise of options, and except as follows: Mr. Hays shares voting and investment power as a co-trustee of various family trusts with respect to 5,107 shares and with respect to which shares he disclaims beneficial ownership and Mr. Hays has no voting or investment power with respect to 4,000 shares held in trust for the benefit of his wife and with respect to which shares he disclaims beneficial ownership; Mr. Ludes has no voting or investment power with respect to 12,691 shares held in trust for the benefit of his wife and with respect to which shares he disclaims beneficial ownership; and Mr. Pistor shares voting and investment power with his wife with respect to 2,400 shares.
(c) The numbers of shares attributable to Company contributions under the Defined Contribution Plan of the Company included in the numbers shown above are as follows: Thomas C. Hays, 2,672; Gilbert L. Klemann, II, 2,272; John T. Ludes, 3,089; Steven C. Mendenhall, 2,444; and Robert J. Rukeyser, 6,275. The numbers of shares attributable to employee contributions under such Plan included in the numbers shown above are: Thomas C. Hays, 7,203; Gilbert L. Klemann, II, 555; John T. Ludes, 487; Steven C. Mendenhall, 2,291; and Robert J. Rukeyser, 832. The Trustee of the Defined Contribution Plan has agreed to vote the shares it holds in the Trust in accordance with instructions received from members of the Plan and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which the Trustee has received instructions. The number shown in the table above includes 49,542 shares of Common Stock held on December 31, 1997 by the Trustee of the Defined Contribution Plan of the Company (including certain of those referred above) which number is equivalent as of that date to the undivided proportionate beneficial interests of the directors and executive officers of the Company in all such shares.
(d) The numbers of shares of which the nominees and Class I and Class II directors and Messrs. Klemann, Mendenhall and Rukeyser had the right to acquire beneficial ownership pursuant to the exercise on or before April 13, 1998 of options granted by the Company are as follows: Thomas C. Hays, 827,503; Gilbert L. Klemann, II, 307,058; John T. Ludes, 505,854; Steven C. Mendenhall, 157,348; and Robert J. Rukeyser, 393,614. The number of shares shown in the table above includes 2,709,696 shares (including those referred to in the prior sentence) of which the directors and executive officers had the right to acquire beneficial ownership pursuant to the exercise on or before April 13, 1998 of options granted by the Company. Inclusion of such shares does not constitute an admission by any nominee, director or executive officer that he is the beneficial owner of such shares.

  To the best of the Company's knowledge, no one person was the beneficial owner of more than 5% of the outstanding voting securities of the Company or of more than 5% of any class of voting securities of the Company at February 12, 1998.

              SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

  The Company's Certificate of Incorporation contains procedures for stockholder nomination of directors and the Company's By-laws contain procedures for other stockholder proposals to be presented before annual stockholder meetings. The Certificate of Incorporation provides that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders' meeting only if written notice is given to the Secretary of the Company of the intent to make such nomination. The notice must be given 120 days in advance of the annual meeting and must include: (i) the name and address of each stockholder who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination is to be made by the stockholder; (iii) such other information regarding each nominee proposed by such stockholder as would have been included in a proxy statement; and (iv) the consent of each nominee to serve if elected.

  With respect to stockholder proposals or other business to be considered at the annual meeting of stockholders, the By-laws provide that a stockholder of record must give written notice to the Secretary of the Company no later than 120 days before the meeting. The notice must set forth: (i) a brief description of the business to be brought before the meeting, the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (a) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and (b) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner. The By-laws further provide that, notwithstanding the foregoing provisions, stockholders wishing to have a proposal included in the Company's proxy statement shall comply with the applicable requirements of the Exchange Act, and the rules and regulations thereunder and shall have the rights provided by Rule 14a-8 under such Act. In order to be eligible under Rule 14a-8 for inclusion in the Company's proxy statement and accompanying proxy at the next annual meeting of stockholders currently scheduled to be held on May 5, 1999, stockholder proposals must be received by the Company on or before November 13, 1998.

  A copy of the Certificate of Incorporation and By-law provisions is available upon written request to Mr. Louis F. Fernous, Jr., Vice President and Secretary, Fortune Brands, Inc., 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

                                 MISCELLANEOUS

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR ITS LAST FISCAL YEAR, INCLUDING ANY FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO, WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO MR. LOUIS F. FERNOUS, JR., VICE PRESIDENT AND SECRETARY, FORTUNE BRANDS, INC., 1700 EAST PUTNAM AVENUE, OLD GREENWICH, CONNECTICUT 06870. THE COMPANY WILL FURNISH ANY EXHIBITS TO FORM 10-K TO EACH STOCKHOLDER REQUESTING THEM UPON PAYMENT OF A FEE OF $.10 PER PAGE TO COVER THEIR COST.

  The expense of the solicitation of proxies for this meeting, including the cost of mailing, will be borne by the Company. In addition to mailing copies of this material to stockholders, the Company will request persons who hold stock in their names or custody, or in the names of nominees, for the benefit of others to forward copies of such material to the beneficial owners of the stock of the Company and to request authority for the execution of the proxies. To the extent deemed necessary in order to assure sufficient representation at the meeting, officers and regular employees of the Company will request the return of proxies by telephone, facsimile or in person. In addition, the Company has retained Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, to aid in the solicitation of proxies for a fee, including its expenses, estimated at $25,000. The total expense to be borne by the Company will depend upon the volume of shares represented by the proxies received promptly in response to the notice of meeting.

  Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay. Prompt response is helpful, and your cooperation will be appreciated.

                                                              February 27, 1998

                     LOGO
                     THIS PROXY STATEMENT IS PRINTED ON
                     RECYCLED PAPER. THE ENTIRE
                     PUBLICATION IS RECYCLABLE.

P
R
O
X
Y

                          [LOGO] FORTUNE BRANDS, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints T.C. HAYS, G.L. KLEMANN, II and J.T. LUDES proxies, with power of substitution, to vote at the Annual Meeting (including adjournments) of stockholders of Fortune Brands, Inc., to be held April 28, 1998, at the Hyatt Regency Greenwich, Old Greenwich, Connecticut at 2:00 P.M., for the election of nominees John T. Ludes, Anne M. Tatlock, John W. Thompson and Peter M. Wilson as Class III directors (Item 1), on Items 2 and 3 referred to on the reverse side and described in the Proxy Statement, and on any other business before the meeting, with all powers the undersigned would possess if personally present. A majority (or, if only one, then that one) of the proxies or their substitutes acting at the meeting may exercise all powers hereby conferred.

This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no contrary indication is made, the proxies will vote FOR
                                                                          ---
the election of the nominees of the Board of Directors (Item 1), FOR Item 2 and
                                                                 ---
AGAINST Item 3 if it is presented to the meeting.
-------

           (Continued and to be signed and dated on the other side)

                 PLEASE EXECUTE AND RETURN YOUR PROXY PROMPTLY

                        (See enclosed Proxy Statement)

[X] Please mark
    your votes
    as this

--------------------------------------------------------------------------------
           The Board of Directors recommends votes FOR items 1 and 2
                                                   ---
                           proposed by the Company
--------------------------------------------------------------------------------

                                           FOR  WITHHELD
                                           ALL  FROM ALL
              1. Election of Directors     [_]     [_]

              FOR, EXCEPT individual nominee(s) (Messrs. Ludes, Thompson and Wilson and Mrs. Tatlock) whose name(s) is written below:

              ___________________________________________________________

                                                   FOR   AGAINST  ABSTAIN
              2. Elect Coopers & Lybrand L.L.P.    [_]     [_]      [_]
                 Independent accountants for 1998


--------------------------------------------------------------------------------
           The Board of Directors recommends a vote AGAINST Item 3
                                                    -------
                           proposed by a Stockholder
--------------------------------------------------------------------------------

                                                   FOR   AGAINST  ABSTAIN
              3. Request elimination of election   [_]     [_]      [_]
                 of directors by classes




                                    Date: ____________________, 1998

                                    _________________________________________

                                    _________________________________________
                                    Signature(s) of Stockholder(s)

                                    Note: Please mark, date, sign as name
                                          appears at left, and return this
                                          proxy in the enclosed postpaid
                                          envelope. (Executors, administrators,
                                          trustees, custodians, etc., should
                                          indicate capacity in which signing.)